Exhibit 99.1

News For Immediate Release

Memorial Resource Development Corp. Announces Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Common Stock

HOUSTON, June 18, 2014 – Memorial Resource Development Corp. (Nasdaq: MRD) announced today the closing of its previously announced initial public offering of 49,220,000 shares of common stock at $19.00 per share, including the exercise in full by the underwriters of their option to purchase an additional 6,420,000 shares of common stock from the selling stockholder named in the registration statement. The Company sold 21,500,000 shares of its common stock, and the selling stockholder sold 27,720,000 shares of the Company’s common stock. The Company did not receive any proceeds from the sale of the shares by the selling stockholder.

The offering raised net proceeds to the Company of approximately $382.1 million, after deducting underwriting discounts and commissions and estimated offering expenses. The Company intends to use the net proceeds from the offering to redeem its 10.00% / 10.75% Senior PIK Toggle Notes due 2018 in their entirety and to pay any applicable premium in connection with such redemption and accrued and unpaid interest, if any, to the date of redemption, and, together with borrowings under the Company’s new revolving credit facility, to pay a portion of the consideration for certain assets being contributed to the Company at the closing of the offering, to repay outstanding borrowings under its subsidiary’s existing credit agreements and to pay for fees and expenses associated with the Company’s new revolving credit facility.

Citigroup and Barclays acted as joint book-running managers for the offering. BofA Merrill Lynch, BMO Capital Markets, Goldman, Sachs & Co., Raymond James, RBC Capital Markets and Wells Fargo Securities also acted as book-running managers for the offering. The offering of these securities was made only by means of a written prospectus. A copy of the prospectus may be obtained, when available, from:

Citigroup c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 (800) 831-9146 prospectus@citi.com	Barclays c/o Broadridge Financial Solutions 1155 Long Island Avenue Edgewood, NY 11717 (888) 603-5847 barclaysprospectus@broadridge.com

About Memorial Resource Development Corp.

Memorial Resource Development Corp. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties primarily in North Louisiana and East Texas.

Important Information

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). The registration statement may be obtained free of charge at the SEC’s website at www.sec.gov under the registrant’s name, “Memorial Resource Development Corp.” This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Statement Concerning Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of federal securities laws. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Memorial Resource Development Corp.’s control. All statements, other than historical facts included in this release, are forward-looking statements. All forward-looking statements speak only as of the date of this release. Although the Company believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development, production, gathering and sale of oil and natural gas. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital and the timing of development expenditures.

Contact:

Memorial Resource Development Corp.

Hays Mabry – Manager, Investor Relations

(713) 588-8339

ir@memorialrd.com